Exhibit 99.16

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-4 of New Sally Holdings, Inc. (to be renamed Sally Beauty Holdings, Inc.) (the “Company”) as a person who will become a director of the Company upon consummation of the transactions contemplated therein.

/s/ Richard J. Schnall
Name: Richard J. Schnall

October 10, 2006